Exhibit 10.55

March 6, 2006

Dr. Nicholas A Saccamano,

Senior Vice President,

Global Research Technology,

Pfizer Inc.,

50 Pequot Avenue,

New London, CT 06320

RE: Third Amending Letter of Agreement between Pfizer Inc. and Immunicon Corporation

Dear Dr Saccamano:

Immunicon Corporation (“Immunicon”) wishes to amend the agreement between Pfizer Inc. and its Affiliates (“Pfizer”) and Immunicon, executed on February 10, 2003 having a termination date of February 10, 2004, which was amended effective March 23, 2004 to terminate on February 10, 2005, and subsequently amended by a Second Amending Letter of Agreement dated December 12, 2004, to terminate the sooner of February 10, 2006 or the end of the clinical research study contemplated in the revised Appendix A under the agreement (as amended, the “2003 Agreement”). The Term of the 2003 Agreement terminated on February 10, 2006, since the clinical research study referred to above had not ended as of that date. However, as samples for the clinical research study have continued to be processed by Immunicon, we now wish to further extend the Term of the 2003 Agreement to the termination of the clinical research study contemplated in the revised Appendix A. For clarity, this extension is provided to finish the work contemplated in the Agreement and not to conduct new work.

All other terms and conditions of the 2003 Agreement, except as set forth above, shall remain unchanged and in full force and effect for the remainder of the Term as herein extended.

If you are in agreement with the foregoing, please so indicate by signing duplicate copies of this letter in the space provided below, and return one fully signed copy to us, to the attention of Dr. Avijit Roy, Director, Business Development.

Sincerely,

Immunicon Corporation	Acknowledged and Agreed:
/s/ Byron D. Hewett	Pfizer Inc.
Byron D. Hewett

	By:	/s/ Dr. Nicholas A. Saccamano
	Name:	Dr. Nicholas A. Saccamano
President and CEO	Title:	SVP—Global Research Technology
	Date:	March 7, 2006